EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statement Nos. 333-34702, 333-31354 and 333-75649 of Alkermes, Inc. on Form S-3 and Registration Statement No. 333-108483 of Alkermes, Inc. on Form S-l and Registration Statement Nos. 33-44752, 33-97468, 333-13283, 333-48768, 333-48772, 333-50357, 333-71011, 333-72988, 333-89573, 333-89575, 333-107206, 333-107208, 333-109376, and 333-124269 of Alkermes, Inc. on Form S-8 of our reports dated June 14, 2005, relating to the financial statements of Alkermes, Inc. and management’s report on internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alkermes, Inc. for the year ended March 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
June 14, 2005